Exhibit 99.1

        Ultralife Batteries Updates Guidance for the Second Half of 2005

    NEWARK, N.Y.--(BUSINESS WIRE)--Sept. 21, 2005--Ultralife Batteries, Inc. (NASDAQ: ULBI) has adjusted its outlook for revenue in the second half of 2005 to approximately $35 million, consisting of approximately $15 million for the third quarter and $20 million for the fourth quarter, due to ongoing uncertainty regarding the timing and quantity of BA-5390 battery orders from the U.S. Defense Department for the reminder of this year. The company previously anticipated revenue for the second half of 2005 of approximately $46 million, assuming a modest level of BA-5390 orders. Along with lowering its revenue guidance, the company is taking action to reduce overhead costs by up to $4 million on an annualized basis starting in the fourth quarter.
    "The U.S. military has informed us that they are keeping inventories lean until they finalize plans to transition to the BA-5390 with the state-of-charge indicator, the major item in the Next Gen II, Phase IV Contract award. Because usage continues at a steady rate for the current version, however, they have informed us that they anticipate some procurement in the fourth quarter to maintain supply levels," said John D. Kavazanjian, president and chief executive officer. "Nevertheless, given the uncertainty about both the volume and timing of orders, combined with the continued delays in the procurement process, we are moving forward with our near-term business plans assuming that we will not have any BA-5390 revenue for the rest of the year. These plans include taking action to reduce overhead costs in order to return to profitability in the fourth quarter."
    Kavazanjian continued, "We have been working diligently with the U.S. military on qualifying the new version of the BA-5390 and are still on track to complete testing in the third quarter. Pending the completion of its product transition plan, the U.S. military has informed us that we should expect to begin supplying the BA-5390 under the Next Gen II, Phase IV contract in the first quarter of 2006 at the earliest."
    "Our commercial business continues to expand and we expect to see growth from key target markets such as automotive telematics, search and rescue and medical in the second half of 2005," concluded Kavazanjian. "Looking toward 2006, we are aggressively pursuing our initiatives to further diversify our areas of growth and enhance revenue predictability."

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of power solutions for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its range of standard products and engineered solutions, Ultralife is able to provide the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom and Germany, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing facility, is located in Abingdon, England. Both facilities are ISO-9001 certified. Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.

    CONTACT: Ultralife Batteries, Inc.
             Robert Fishback, 315-332-7100
             bfishback@ulbi.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media:
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com